Old Point Releases Third Quarter 2017 Results

Hampton, Va., November 1, 2017 (PRNewswire) Old Point Financial Corporation (the Company or Old Point) (NASDAQ "OPOF") reported net income of $757 thousand ($0.15 per diluted share) for the three months ended September 30, 2017, compared to $1.3 million ($0.27 per diluted share) for the three months ended September 30, 2016. Net income for the nine months ended September 30, 2017 was $2.9 million ($0.57 per diluted share), compared to $2.9 million ($0.59 per diluted share) for the nine months ended September 30, 2016.

Highlights of the quarter are as follows:

•
Total loans held for investment grew $21.2 million or 12.48% (annualized) from June 30, 2017 and increased $107.1 million or 18.03% from September 30, 2016.  Average loans held for investment increased $33.8 million or 20.48% (annualized) from the prior quarter and increased $102.7 million or 17.38% from the same quarter in the prior year.

•
Deposits increased $5.3 million or 2.71% (annualized) from June 30, 2017 and increased $17.9 million or 2.35%, from September 30, 2016.  Average deposits decreased $4.3 million or 2.19% (annualized), from the prior quarter and increased $24.6 million, or 3.28%, from the same quarter in the prior year.

•	The net interest margin improved to 3.68%, from 3.64% in the second quarter of 2017 and 3.66% for the third quarter of 2016.

•	Return on average assets was 0.32% in the third quarter of 2017, compared to 0.50% in the second quarter of 2017 and 0.59% in the third quarter of 2016.

•
Non-performing assets (NPAs) were $14.2 million at September 30, 2017, up from $12.3 million at September 30, 2016 but down from $14.9 million at June 30, 2017. Non-accrual loans were $10.2 million at September 30, 2017, up from $8.6 million at September 30, 2016 but down from $11.6 million at June 30, 2017.

•
On October 30, 2017 Old Point announced that they have entered into a definitive agreement pursuant to which Old Point will acquire Citizens National Bank (Citizens National) based in Windsor, Virginia in a stock and cash transaction valued at approximately $7.9 million.

Robert Shuford, Jr., President and CEO of Old Point National Bank said, "We had a solid third quarter for core revenue growth, while earnings were impacted to a degree by additional provisioning for loan losses in the quarter. Such provisioning was necessitated by both strong loan growth and the resolution of several larger problem credits during the quarter, resulting in favorable decreases in non-accrual loans and nonperforming assets during this quarter."

With respect to the merger announcement, Mr. Shuford stated, "We are excited about joining forces with Citizens National Bank and believe this to be a transaction which expands our market position in Isle of Wight County, an area with compelling customer demographics and solid growth potential, and that will help us grow in the surrounding markets."

NET INTEREST INCOME

For the third quarter of 2017, net interest income was $7.7 million, an increase of $343 thousand or 4.64% from the second quarter of 2017. The increase in net interest income was driven by higher earning asset balances and a shift in the portfolio mix from lower-yielding securities to higher-yielding loans. The third quarter tax-equivalent net interest margin increased 4 basis points to 3.68% from 3.64% in the previous quarter, and increased 2 basis points from 3.66% during the same period in the prior year. The increase in the tax-equivalent net interest margin when comparing the third quarter of 2017 to both the second quarter of 2017 and the third quarter of 2016 was due to increases in the yield on average earning assets, partially offset by increases in the cost of total interest-bearing liabilities.

For the nine months ended September 30, 2017, net interest income was $22.3 million, an increase of $2.0 million or 9.62% compared to same period in the prior year, primarily due to increased interest and fees on loans associated with loan growth.

ASSET QUALITY

Non-performing assets (NPAs) were $14.2 million at September 30, 2017, up from $11.1 million at December 31, 2016 but down from $14.9 million at June 30, 2017. NPAs as a percentage of assets improved to 1.49% from 1.57% at June 30, 2017, but increased from 1.36% at September 30, 2016. As of September 30, 2017, there were three significant relationships in nonaccrual, totaling $7.7 million or approximately 75% of total nonaccrual loans. One of these credits, amounting to $1.8 million, has been written down to expected liquidation value and is pending settlement. Old Point continues to have no other real estate owned as of September 30, 2017.

Total loans past due 90 days or more but still accruing interest were $4.0 million as of September 30, 2017, of which $2.3 million were government-guaranteed student loans. Loans past due 90 days or more but still accruing interest totaled $3.4 million as of June 30, 2017, of which $2.8 million were government-guaranteed student loans. Of the loans past due 90 days or more at September 30, 2017, approximately $1 million represented matured credits awaiting renewal and approximately $500 thousand is guaranteed by the SBA.

The Allowance for Loan and Lease Losses (ALLL) was $9.0 million at September 30, 2017, compared to $8.7 million at June 30, 2017 and $8.2 million at December 31, 2016. Net loans charged off during the quarter totaled $1.0 million, compared to $814 thousand in the second quarter of 2017 and $54 thousand in the third quarter of 2016. On an annualized basis, net charge-offs as a percent of total loans were 0.59% for the third quarter of 2017, 0.48% for the second quarter of 2017, and 0.04% for the third quarter of 2016. The ALLL as a percentage of loans receivable was 1.28% at September 30, 2017, compared to 1.28% at June 30, 2017 and 1.37% at December 31, 2016.

NONINTEREST INCOME

Noninterest income was $3.4 million for the third quarter of 2017, a decrease of $730 thousand or 17.84% from the second quarter of 2017 and an increase of 1.02% from the third quarter of 2016. During the second quarter of 2017, Old Point recognized net gains of $87 thousand on sales of securities and a gain of $550 thousand associated with the purchase of the remaining 51% interest in Old Point Mortgage, LLC (OPM) from Tidewater Mortgage Services, Inc. Activities and attrition during the final stages of this purchase resulted in a lower pipeline going into the third quarter and thus lower income for the period than the income recorded in the second quarter. Excluding net gains on securities sales, the gain on the purchase of OPM, and the decline in mortgage banking income, noninterest income increased marginally between the second and third quarters of 2017. The single most significant change was an increase in service charges on deposit accounts, which increased $85 thousand or 9.28% due primarily to higher overdraft fee income.

NONINTEREST EXPENSE

Total noninterest expense was $9.1 million for the third quarter of 2017, down $154 thousand or 1.66% from $9.3 million for the second quarter. Decreases in salaries and employee benefits ($345 thousand) were partially offset by increases in loan expenses ($181 thousand). The decrease in salaries and benefits is related to non-recurring expenses associated with a retirement that were incurred in the second quarter and adjustments to incentive accruals in the third quarter. The increase in loan expenses is due in large part to costs associated with the aforementioned resolution of certain problem loans during the quarter.

BALANCE SHEET

At September 30, 2017, total assets were $954.5 million, an increase of $2.0 million from June 30, 2017 and an increase of $51.5 million from December 31, 2016; these increases were both primarily due to growth in the loan portfolio. At September 30, 2017, loans held for investment (net of deferred fees and costs) were $701.0 million, an increase of $21.2 million or 3.12% from June 30, 2017 and $97.1 million or 16.08% from December 31, 2016. At September 30, 2017, total deposits were $782.4 million, an increase of $5.3 million, or 0.68%, from June 30, 2017 and a decrease of $2.1 million or 0.26% from December 31, 2016.

The Company's capital ratios were as follows:
	Sep. 30, 2017	Jun. 30, 2017	Dec. 31, 2016
Common equity to total assets	10.51%	10.46%	10.88%
Tangible common equity to tangible assets	10.45%	10.40%	10.88%

During the third quarter of 2017, the Company declared and paid cash dividends of $0.11 per common share, consistent with the prior quarter and an increase of $0.01, or 10%, compared to the same quarter in the prior year.

Safe Harbor Statement Regarding Forward-Looking Statements - Statements in this press release which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" and similar expressions, identify forward-looking statements. These forward-looking statements are based on the beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management. These statements are inherently uncertain, and there can be no assurance that the underlying estimates or assumptions will prove to be accurate. Actual results could differ materially from historical results or those anticipated by such statements. Forward-looking statements in this release include, without limitation: statements regarding the pending acquisition of Citizens National; future financial performance; performance of the investment and loan portfolios, including performance of the consumer auto loan portfolio and the purchased student loan portfolio; the effects of diversifying the loan portfolio; strategic business initiatives; management's efforts to reposition the balance sheet; deposit growth; levels and sources of liquidity; use of proceeds from the sale of securities; future levels of charge-offs or net recoveries; the impact of increases in NPAs on future earnings; write-downs and expected sales of other real estate owned; and changes in interest rates.

Factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to: the possibility that any of the anticipated benefits of the pending acquisition of Citizens National will not be realized or will not be realized within the expected time period; Citizens National may not be integrated into Old Point successfully or such integration may be more difficult, time-consuming, or costly than expected; or obtaining required regulatory approvals and the approval of Citizens National shareholders or completing the acquisition may be more difficult, time-consuming, or costly than expected. Other factors that could have a material adverse effect on the operations and future prospects of Old Point include, but are not limited to, changes in: interest rates and yields; general economic and business conditions, including unemployment levels; demand for loan products; the legislative/regulatory climate; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board and any changes associated with the new administration; the quality or composition of the loan or securities portfolios; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the net interest margin; the U.S. Government's guarantee of repayment of student loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; competition; demand for financial services in Old Point's market area; technology; reliance on third parties for key services; the use of inaccurate assumptions in management's modeling systems; the real estate market; accounting principles, policies and guidelines; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2016. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date of the release.

About Old Point Financial Corporation - Old Point Financial Corporation is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank serving all of Hampton Roads and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. More information can be found at www.oldpoint.com.

Additional Information about the Acquisition of Citizens National and Where to Find it - In connection with the proposed acquisition of Citizens National, Old Point will file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 to register the shares of Old Point common stock to be issued to the shareholders of Citizens National. The registration statement will include a proxy statement of Citizens National and a prospectus of Old Point. A definitive proxy statement/prospectus will be sent to the shareholders of Citizens National seeking their approval of the transaction and related matters. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Before making any voting or investment decision, investors and shareholders of Old Point and Citizens National are urged to read carefully the entire registration statement and proxy statement/prospectus when they become available, including any amendments thereto, and any other relevant documents to be filed with the SEC in connection with the proposed transaction, because they will contain important information about Old Point, Citizens National and the proposed transaction. Free copies of these documents may be obtained as described below.

Investors and shareholders of both companies are urged to review carefully and consider all public filings by Old Point with the SEC, including but not limited to its Annual Reports on Form 10-K, proxy statements, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Investors and shareholders may obtain free copies of these documents through the website maintained by the SEC at www.sec.gov. Free copies of the proxy statement/prospectus and other documents filed with the SEC by Old Point, when available, also may be obtained by directing a request by telephone or mail to Old Point Financial Corporation, 101 East Queen Street, Hampton, Virginia 23669, Attention: Jeffrey W. Farrar (telephone: (757) 728-1248), or by accessing Old Point's website at www.oldpoint.com under "Investor Relations." Free copies of the proxy statement/prospectus, when available, also may be obtained by directing a request by telephone or mail to Citizens National Bank, 11407 Windsor Boulevard, Windsor, Virginia 23487, Attention: Elizabeth T. Beale (telephone: (757) 242-4422). The information on Old Point's website is not, and shall not be deemed to be, a part of this press release or incorporated into other filings Old Point makes with the SEC.

Old Point and Citizens National and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Citizens National in connection with the transaction. Information regarding these participants and other persons who may be deemed participants in the solicitation of proxies in connection with the transaction, and their interests, may be obtained by reading the proxy statement/prospectus regarding the transaction when it becomes available. Additional information about the directors and executive officers of Old Point is set forth in the proxy statement for Old Point's 2017 annual meeting of shareholders filed with the SEC on April 13, 2017.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	September 30,	December 31,
(dollars in thousands, except per share data)	2017	2016
	(unaudited)
Assets

Cash and due from banks	$12,496	$21,885
Interest-bearing due from banks	1,648	1,667
Federal funds sold	1,291	2,302
Cash and cash equivalents	15,435	25,854
Securities available-for-sale, at fair value	164,112	199,365
Restricted securities	2,890	970
Loans held for sale	981	-
Loans, net of allowance for loan losses of $8,951 and $8,245	692,045	595,637
Premises and equipment, net	37,750	39,324
Bank-owned life insurance	25,802	25,206
Other real estate owned	-	1,067
Other assets	15,482	15,543
Total assets	$954,497	$902,966

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$223,442	$228,641
Savings deposits	344,654	344,452
Time deposits	214,349	211,409
Total deposits	782,445	784,502
Federal funds purchased and other short-term borrowings	2,000	-
Overnight repurchase agreements	21,885	18,704
Federal Home Loan Bank advances	45,000	-
Accrued expenses and other liabilities	5,526	5,770
Total liabilities	856,856	808,976

Commitments and contingencies

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized; 5,009,630 and 4,961,258 shares outstanding (includes 2,245 and 0 shares of nonvested restricted stock)	25,037	24,806
Additional paid-in capital	17,112	16,427
Retained earnings	58,179	56,965
Accumulated other comprehensive loss, net	(2,687)	(4,208)
Total stockholders' equity	97,641	93,990
Total liabilities and stockholders' equity	$954,497	$902,966

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)
(dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	Sep. 30, 2017	Jun. 30, 2017	Sep. 30, 2016	Sep. 30, 2017	Sep. 30, 2016

Interest and Dividend Income:
Interest and fees on loans	$7,642	$7,110	$6,646	$21,532	$19,619
Interest on due from banks	4	3	25	12	30
Interest on federal funds sold	1	2	2	6	4
Interest on securities:
Taxable	487	491	357	1,474	1,376
Tax-exempt	385	420	371	1,232	1,131
Dividends and interest on all other securities	49	35	35	98	76
Total interest and dividend income	8,568	8,061	7,436	24,354	22,236

Interest Expense:
Interest on savings deposits	103	73	56	240	165
Interest on time deposits	560	520	538	1,599	1,572
Interest on federal funds purchased, securities sold under
agreements to repurchase and other borrowings	13	8	6	26	20
Interest on Federal Home Loan Bank advances	161	72	33	233	177
Total interest expense	837	673	633	2,098	1,934
Net interest income	7,731	7,388	6,803	22,256	20,302
Provision for loan losses	1,275	1,000	(100)	2,925	1,300
Net interest income after provision for loan losses	6,456	6,388	6,903	19,331	19,002

Noninterest Income:
Income from fiduciary activities	903	951	858	2,820	2,636
Service charges on deposit accounts	1,001	916	1,039	2,844	3,035
Other service charges, commissions and fees	1,050	1,075	968	3,141	3,019
Income from bank-owned life insurance	198	199	215	595	647
Income from mortgage banking activities	172	284	187	462	276
Gain on sale of available-for-sale securities, net	2	87	7	89	522
Gain on acquisition of Old Point Mortgage	-	550	-	550	-
Other operating income	35	29	53	114	143
Total noninterest income	3,361	4,091	3,327	10,615	10,278

Noninterest Expense:
Salaries and employee benefits	5,104	5,449	5,063	15,650	15,107
Occupancy and equipment	1,444	1,454	1,373	4,347	4,121
Data processing	473	441	419	1,328	1,276
FDIC insurance	128	98	66	322	387
Customer development	153	154	146	451	450
Legal and audit expenses	216	214	372	604	869
Other outside service fees	292	306	200	797	561
Employee professional development	196	219	147	651	474
Loan expenses	302	121	46	483	103
Capital stock tax	141	138	128	422	390
ATM and other losses	103	155	131	435	301
Prepayment fee on Federal Home Loan Bank advance	-	-	-	-	391
Loss (gain) on other real estate owned	-	(18)	45	(18)	153
Other operating expenses	564	539	553	1,620	1,682
Total noninterest expense	9,116	9,270	8,689	27,092	26,265
Income before income taxes	701	1,209	1,541	2,854	3,015
Income tax expense (benefit)	(56)	48	212	(6)	113
Net income	$757	$1,161	$1,329	$2,860	$2,902

Basic Earnings per Share:
Weighted average shares outstanding	4,993,805	4,984,151	4,959,009	4,985,135	4,959,009
Net income per share of common stock	$0.15	$0.23	$0.27	$0.57	$0.59

Diluted Earnings per Share:
Weighted average shares outstanding	5,003,785	4,996,880	4,959,009	4,997,231	4,959,009
Net income per share of common stock	$0.15	$0.23	$0.27	$0.57	$0.59

Cash Dividends Declared per Share:	$0.11	$0.11	$0.10	$0.33	$0.30

Old Point Financial Corporation and Subsidiaries
Selected Ratios	September 30,	June 30,	December 31,	September 30,
(dollars in thousands)	2017	2017	2016	2016
	(unaudited)	(unaudited)		(unaudited)

Net Interest Margin	3.68%	3.64%	3.65%	3.66%
NPAs/Total Assets	1.49%	1.57%	1.23%	1.36%
Annualized Net Charge Offs/Total Loans	0.59%	0.48%	0.11%	0.04%
Allowance for Loan Losses/Total Loans	1.28%	1.28%	1.37%	1.31%
Efficiency ratio	76.42%	76.28%	79.48%	80.73%

Non-Performing Assets (NPAs) (in thousands)
Nonaccrual loans	$10,212	$11,556	$7,159	$8,550
Loans > 90 days past due, but still accruing interest	3,983	3,370	2,884	2,620
Other real estate owned	-	-	1,067	1,141
Total non-performing assets	$14,195	$14,926	$11,110	$12,311

Other Selected Numbers (in thousands)
Loans charged off during the quarter, net of recoveries	$1,033	$814	$165	$54
Quarterly average loans	$694,783	$659,926	$598,031	$590,964
Quarterly average assets	$954,033	$932,508	$920,477	$900,728
Quarterly average earning assets	$865,739	$838,878	$788,585	$767,017
Quarterly average deposits	$773,630	$777,893	$776,487	$749,075
Quarterly average equity	$97,644	$96,353	$95,604	$96,136